Exhibit 99.1

Derma Sciences Buys MEDIHONEY® Brand From Long-Term Partner

Secures 10-year Supply Source

PRINCETON, N.J. (January 11, 2017) – Derma Sciences, Inc. (Nasdaq: DSCI), a tissue regeneration company focused on advanced wound and burn care, today announced that it has purchased the MEDIHONEY® brand and related intellectual property and goodwill from its long-term partner, New Zealand-based Comvita Limited. Consideration is an upfront payment of $13.25 million in cash, with an additional $5.0 million potentially payable in the form of an earn-out upon achievement of future annual sales milestones. Prior to the acquisition, Derma Sciences held the exclusive global license for the Comvita-owned MEDIHONEY brand and patents for the medical and professional market segments. The purchase eliminates Derma Sciences’ obligation of royalty payments to Comvita on the sale of MEDIHONEY products, which royalties amounted to $1.6 million in 2016.

Additional agreements entered into at the time of the acquisition include an exclusive medical honey supply agreement from Comvita to Derma Sciences for 10 years with fixed pricing terms for two years, a worldwide licensing agreement from Derma Sciences to Comvita to use the purchased intellectual property in the over-the-counter (OTC) market, and the continued manufacture of honey-based products by Derma Sciences for Comvita for OTC consumer product sales.

“Under Derma’s leadership, the MEDIHONEY brand has grown to be the largest line of medical-grade honey products for advanced wound care use in the world, totaling global sales of approximately $20.0 million in 2016,” said Stephen T. Wills, Executive Chairman of Derma Sciences. “What is important to Derma Sciences and to the healthcare professionals and patients who benefit from these important products, is security of supply. Under the terms of the deal, we have a new 10-year medical honey supply agreement with Comvita, which gives Derma Sciences cost certainty for the first two years and priority of medical honey supply with respect to its needs. Comvita has supplied us for more than a decade, and having the backing of Comvita, its supply chain, and related partnerships gives us the confidence to continue to invest in the growth of our MEDIHONEY business.”

About Derma Sciences, Inc.

Derma Sciences is a tissue regeneration company focused on advanced wound and burn care. It is engaged in the development and commercialization of novel proprietary regenerative products derived from placental/birth tissues for use in a broad range of clinical applications including the treatment of complex chronic wounds, acute wounds and localized areas of injury or inflammation, in addition to filling soft tissue defects or voids. The Company also markets TCC-EZ®, a gold-standard total contact casting system for diabetic foot ulcers. Derma Sciences’ MEDIHONEY® product line is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown in clinical studies to be effective in a variety of indications. Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for barrier protection against microbes and other contaminants. The Company also offers a full product line of traditional dressings. For more information, please visit www.dermasciences.com.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Derma Sciences, Inc.

John Yetter, 609-514-4744

Chief Financial Officer

jyetter@dermasciences.com

or

Investors

LHA

Kim Sutton Golodetz, 212-838-3777

kgolodetz@lhai.com

or

Bruce Voss, 310-691-7100

bvoss@lhai.com

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